EXHIBIT A

                             JOINT FILING AGREEMENT

                            PURSUANT TO RULE 13d-1(k)

           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  December 7, 2007



                                 JOVE PARTNERS, LP

                                 By: Jove, LLC, its general partner

                                 By: /s/ Joel Tomas Citron
                                     ---------------------------
                                     Name:  Joel Tomas Citron
                                     Title: Managing Member



                                 /s/ Joel Tomas Citron
                                 ------------------------------
                                 Joel Tomas Citron